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                                                                       Exhibit 5







                                  July 10, 1998



Corrections Corporation of America
10 Burton Hills Boulevard
Nashville, TN 37215

         Re:      Corrections Corporation of America
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Corrections Corporation of America (the "Company") in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's Non-Employee Directors' Compensation Plan (the "Plan") filed by the Company with the Securities and Exchange Commission covering 100,000 shares (the "Shares") of common stock, $1.00 par value per share, issuable pursuant to the Plan.

         As counsel to the Company, we have examined original, photostatic or certified copies of the following documents: (i) the Registration Statement,
(ii) the Company's Charter, (iii) the Company's By-laws, (iv) the Plan, (v) certificates of the Company's officers and excerpts of minutes of meetings of the Board of Directors, (vi) the Company's Registration Statement on Form 8-B previously filed by the Company with the Securities and Exchange Commission (the "Commission") on July 10, 1997, and (vii) such other instruments, agreements, and certificates as we have deemed necessary or appropriate.

         In performing our examination, we have assumed without inquiry the genuineness of all signatures appearing on all documents, the legal capacity of all persons signing such documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, the accuracy and completeness of all corporate records made available to us by the Company, and the truth and accuracy of all facts set forth in all certificates provided to or examined by us. We have also assumed that all Shares issued pursuant to the Plan will be issued for consideration deemed to be adequate by the Company's Board of Directors. We have relied as to certain factual matters on representations made to us by officers of the Company.



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Corrections Corporation of America
July 10, 1998
Page 2




         Based upon the foregoing and the further qualifications stated below, we are of the opinion that the Shares have been duly authorized and, when issued and sold pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the laws of the State of Tennessee and the federal laws of the United States of America. We express no opinion as to matters governed by the laws of any other jurisdiction. Furthermore, no opinion is expressed herein as to the effect of any future acts of the Company or changes in existing law. The opinions expressed herein are rendered as of the date hereof, and we do not undertake to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinion herein expressed.

         This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, or a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the General Rules and Regulations of the Commission thereunder.

                                               Very truly yours,



                                               STOKES & BARTHOLOMEW, P.A.


                                               /s/ STOKES & BARTHOLOMEW, P.A.